Exhibit 99.1

For Immediate Release

For Further Information
Refer to: John J. Haines
260-824-2900

FRANKLIN ELECTRIC ACQUIRES WATER TREATMENT COMPANY
Fort Wayne, IN – April 1, 2021 - Franklin Electric Co., Inc. (NASDAQ: FELE) announced today that it has acquired Puronics, Inc. and its wholly owned subsidiaries, headquartered in Livermore, California, in an all-cash transaction. Puronics is a residential and commercial water treatment products and services provider operating four company owned service centers and serving approximately 133 independent water quality dealers with approximately 260 locations in 31 states. Puronics’ consolidated annual sales are approximately USD $24 million.

Don Kenney, President of Franklin Electric’s global Water Systems business, commented:

“We have identified water treatment as a strategic adjacency to our leading ground water pumping position globally. We are pleased to add Puronics’ strong market presence, quality focus and customer-service oriented approach to our water treatment businesses. Puronics has a rich 70-year history as a leading provider of premium residential and commercial water treatment systems, and the acquisition will expand our channel, product, and geographic offerings in the United States. I would like to thank Scott Batiste, the retiring Chairman and CEO of Puronics, for his strong support during this transition, and would like to welcome the Puronics employees to the Franklin Electric family.”

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and fuel. Recognized as a technical leader in its products and services, Franklin Electric serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

"Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those relating to market conditions or the Company’s financial results, costs, expenses or expense reductions, profit margins, inventory levels, foreign currency translation rates, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company’s business and industry, weather conditions, new housing starts, market demand, competitive factors, changes in distribution channels, supply constraints, effect of price increases, raw material costs, technology factors, integration of acquisitions, litigation, government and regulatory actions, the Company’s accounting policies, future trends, epidemics and pandemics, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, included in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2020, Exhibit 99.1 attached thereto and in Item 1A of Part II of the Company’s Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.